Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(Nasdaq: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, June 16, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
$105 MILLION CREDIT AGREEMENT
MINNEAPOLIS, June 16, 2006 — Lakes Entertainment, Inc. (Nasdaq: LACO) announced today that it plans to enter into a $105 million credit agreement through a wholly-owned subsidiary with the Banc of America Securities, LLC (BAS) serving as sole lead arranger and sole book manager. The Company expects to close on the credit agreement on or before June 22, 2006. Once closed, the funds will be used, among other things, to pay off the existing financing facility in the amount of $25 million from an affiliate of Prentice Capital Management, LP (Prentice), to fund its remaining obligation to the Pokagon Band of Potawatomi Indians in the approximate amount of $22.5 million, to continue to move forward with Lakes’ other casino development projects and for working capital purposes. Any funds drawn under the agreement will bear interest at the rate of LIBOR plus 6.25% per annum (subject to change pursuant to the terms of the credit agreement), will be due and payable on the fourth anniversary of the closing and will be secured by substantially all of the material assets of Lakes.
Tim Cope, President and CFO of Lakes, stated, “Entering into this credit agreement will allow us to move forward with our various casino development projects. We look forward to working with BAS and are excited to close this transaction. While we are allowed to sell up to 3 million shares of WPT Enterprises, Inc. (Nasdaq: WPTE) under the BAS credit agreement, we are no longer actively pursuing a sale of such shares. We will, however, explore additional financing alternatives to fund future operations and development costs as needed.”
As a result of repaying the Prentice financing facility it is expected that 1.25 million warrants associated with that financing facility will remain outstanding and approximately 3.21 million warrants will lapse and not become exercisable.

About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 62% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.